FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-13

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated February 22, 2017, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated February 22, 2017)

$517,233,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2017-RC1
(Central Index Key Number 0001695924)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Argentic Real Estate Finance LLC
(Central Index Key Number 0001624053)

National Cooperative Bank, N.A.
(Central Index Key Number 0001577313)

C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-RC1

This is a supplement (“Supplement”) to the prospectus dated February 22, 2017 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

1.      Removal of Holiday Inn Beaumont Mortgage Loan.

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to the Preliminary Prospectus as Holiday Inn Beaumont (the “Holiday Inn Beaumont Mortgage Loan”), representing approximately 1.6% of the Initial Pool Balance, has been removed from the Mortgage Pool. Accordingly, all references to such Mortgage Loan in the Preliminary Prospectus should be disregarded.

2.       Weighted Average Mortgage Rate.

Due to the removal of the Holiday Inn Beaumont Mortgage Loan from the Mortgage Pool, the weighted average Mortgage Rate for the Mortgage Loans as of the Cut-off Date will be 4.989%.

Structural Update

3.       Class X-A and Class X-B Certificates.

Due to the removal of the Holiday Inn Beaumont Mortgage Loan from the Mortgage Pool, the initial notional amounts of the Class X-A and Class X-B certificates will be decreased to $415,567,000 and $101,666,000, respectively.

Wells Fargo Securities
Lead Manager and Sole Bookrunner
Academy Securities		Citigroup
Co-Manager		Co-Manager

The date of this Supplement is March 10, 2017